SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                 ---------------



                                    FORM 8-K

                                 CURRENT REPORT




     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported): December 31, 2005

                       LIGAND PHARMACEUTICALS INCORPORATED
             (Exact name of registrant as specified in its charter)

                                    DELAWARE
                 (State or other jurisdiction of incorporation)

                                    000-20720
                            (Commission File Number)

                           10275 SCIENCE CENTER DRIVE
                              SAN DIEGO, CALIFORNIA
                    (Address of principal executive offices)

                                 (858) 550-7500
              (Registrant's telephone number, including area code)

                                   77-0160744
                      (I.R.S. Employer Identification No.)

                                   92121-1117
                                   (Zip Code)

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT


AMENDMENT TO 2005 DIRECTOR FEE OPTION GRANTS - 409A

            The American Jobs Creation Act of 2004 imposed new taxes on certain compensation arrangements with directors and officers by adding new section 409A to the Internal Revenue Code. The Treasury Department subsequently issued guidance for the purpose of transitioning to the new law which, in part, allows certain changes to compensation arrangements prior to December 31, 2005 such that the arrangements are not subject to new section 409A (the "Transition Relief"). On or about December 31, 2005, the Company entered into amendments to certain options granted to its non-employee directors in 2005 under its Director Fee Option Program (the "Program") pursuant to the Transition Relief.

         The Program is implemented under the 2002 Plan for each calendar year until otherwise determined by the Compensation Committee. Under the Program, each non-employee Board member may elect, prior to the start of each calendar year, to apply all or any portion of the annual fees otherwise payable in cash for his or her period of service on the Board for that year to the acquisition of a special discounted option grant. The option grant is a non-statutory option under the federal tax laws and is automatically made on the first trading day in January in the calendar year for which the director fee election is in effect. The option has a maximum term of 10 years measured from the grant date and an exercise price per share equal to one-third of the fair market value of the option shares on such date. The number of shares subject to each option is determined by dividing the amount of the annual fees applied to the acquisition of that option by two-thirds of the fair market value per share of common stock on the grant date. As a result, the total spread on the option (the fair market value of the option shares on the grant date less the aggregate exercise price payable for those shares) is equal to the portion of the annual fees applied to the acquisition of the option. The dollar amount of the fee subject to the Board member's election each year is equal to his or her annual retainer fee, plus the number of regularly-scheduled Board meetings for that year multiplied by the per Board meeting fee in effect for such year.

     Each 2005 grant under the Program was amended to comply with the section 409A such that either:


     (A) it will be automatically exercised upon the first to occur of (1) the director's death or disability, (2) the director's separation from service with the Company, within the meaning of Section 409A of the Code, (3) a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company, within the meaning of Section 409A of the Code, or (4) the tenth anniversary of the date of grant; or

     (B) it may be exercised only on or before March 15, 2006 and, if not exercised by that date, will be automatically exercised on March 15, 2006.

The 2005 director fee option grants subject to these amendments are set forth below:




                         2005 DIRECTOR FEE OPTION GRANTS


                Name                            OPTION
                                                SHARES
                -------------------------------------------

                Henry F. Blissenbach            2,009
                Alexander D. Cross, Ph.D        1,841
                John Groom                      3,683
                Irving S. Johnson, Ph.D         1,841
                John W. Kozarich, Ph.D          3,683
                Carl C. Peck, M.D               1,841



AMENDMENT TO OUTSTANDING DIRECTOR OPTION GRANTS - SFAS No. 123R

In December 2004, the Financial Accounting Standards Board issued SFAS No. 123R (revised 2004), SHARE-BASED PAYMENT (SFAS 123R). SFAS 123R replaced SFAS No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION (SFAS 123), and superseded Accounting Principles Board Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES (APB 25). In April 2005, the SEC approved a new rule that requires public companies to apply SFAS 123R in their next fiscal year beginning after June 15, 2005. As a result the Company adopted SFAS 123R beginning January 1, 2006.


All options previously granted to non-employee directors and outstanding on December 31, 2005 had a "cash settlement" feature in the event of a Hostile Take-Over/Hostile Tender Offer, as defined in under the 2002 Plan and in the option agreements. Under SFAS 123R, this "cash settlement" feature would have required the Company to reclassify those options as a liability rather than equity, to revalue the options at fair value and to recognize a corresponding expense and reduction in net income in 2006. The Company projected that the reduction in net income associated with the "cash settlement" feature would have been approximately $4 million to $5 million based on the cumulative change in accounting for director options which were vested on January 1, 2006.

Accordingly the Company, on December 31, 2005, entered into an amendment with each of its non-employee directors to remove the "cash settlement" feature in each outstanding option agreement in order to avoid the reclassification of these options and the projected 2006 impact on the Company's financial results.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned.


                           LIGAND PHARMACEUTICALS INCORPORATED




Date: January 6, 2006      By:      /s/  Warner R. Broaddus
                           Name:    Warner R. Broaddus
                           Title:   Vice President, General Counsel & Secretary